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                                                                  Exhibit (a)(7)

                     [NOTICE FROM THE LIBERTY CORPORATION]


                                                             February 11, 1998


           OFFER TO PURCHASE COMMON STOCK OF THE LIBERTY CORPORATION

Notice to Holders of Vested Stock Options:

         Enclosed for your consideration are materials (the "Tender Offer Documents") being sent to all stockholders of The Liberty Corporation (the "Company") in connection with its recently announced offer to purchase up to 2,000,000 shares of the Company's common stock, no par value (such shares, together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 7, 1990, between the Company and The Bank of New York, as Rights Agent, are herein referred to as the "Shares"), at prices not greater than $52.00 nor less than $45.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 11, 1998 and in the related Letter of Transmittal, which together constitute the "Offer".

         As a holder of vested stock options, you may wish to exercise any or all of your vested options, and then tender the Shares so acquired to the Company pursuant to the terms of the Offer. To assist you, attached is a summary of your stock option grants, including the grant date, exercise price, and the number of shares from each grant that are currently available for you to exercise.

         You will need to evaluate the Offer and Tender Offer Documents to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants and the years left yet to exercise, the tender price, and the provisions for pro rata purchases by the Company outlined in the Offer.

         We strongly encourage you to discuss the Offer with your tax advisor or broker. Martha Williams at the Company is also available to assist in answering any questions you may have. Martha Williams can be reached at (864) 609-8300.

         If you decide to exercise any of your vested stock options, please send instructions to Martha Williams at the Company as to the number of options you wish to exercise and a check in payment for the option exercise. The Offer expires Wednesday, March 11, 1998, unless extended by the Company. In order to tender Shares purchased pursuant to an option exercise, the Company must have received your instructions and your check by February 26, 1998 in order for you to receive Shares to tender by March 11, 1998.

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         As described in the Offer to Purchase, if more than 2,000,000 Shares have been validly tendered at or below the Purchase Price (as defined in the Offer to Purchase) and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase Shares in the following order of priority:

         (a) all shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on February 10, 1998 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

         (b) after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

         The Offer is not being made to, nor will the Company accept tenders from or on behalf of holders of Shares in any state of the United States or any foreign jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. In those states or foreign jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                             Very truly yours,



                                             Hayne Hipp
                                             President




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